Exhibit 99.1

Altitude International Holdings, Inc. (ALTD) is under Contract to purchase Club Med Sandpiper Bay’s World-Class Property which is to become Altitude’s international headquarters upon closing.

Port St. Lucie, FL.—Altitude International Holdings, Inc. (the “Company” or “Altitude”) executed a Purchase and Sale Agreement (the “Purchase Agreement”) with Sandpiper Resort Properties, Inc. and Holiday Village of Sandpiper, Inc. (collectively, “Club Med Sandpiper Bay”) on May 31, 2022. Altitude Academies, a wholly owned subsidiary of the Company, has been operating at the Sandpiper Bay property for nearly 13 years, which, until a recent rebranding, has been known as “Club Med Academies.” Upon closing of the Purchase Agreement, the Company intends to continue and operate the resort without interim closure.

Altitude’s long-term vision for this project is to incorporate and fully integrate the resort hotel operation and its existing sports academy with a comprehensive real estate development strategy globally recognized as a world-class hub for both hospitality and sports development opportunities.

With more than 200 acres that feature a 335-room waterfront hotel, an on-site golf course and driving range, tennis and pickleball courts, volleyball courts, soccer fields, a marina, and all the amenities of a full-service resort, we believe that the repositioning of Club Med Sandpiper Bay will enable the continued growth of the sports academy and hotel maintaining its global destination status and further enhancing offerings that will have a highly favorable economic impact on the local community.

“While it will no longer bear the Club Med name, we are excited to see the resort develop and thrive as Altitude’s worldwide destination headquarters,” said ALTD CEO Greg Breunich. The tentative closing date is currently scheduled for end of July.

“The present team of Club Med employees are an incredible asset to the property, comprising many years of experience, and soon will have opportunity to transition to working with the Altitude team post-closing.,” said Breunich.

“The resort will continue to operate after Club Med’s departure, and, while in operation, will undergo an extensive renovation to be completed over the next two years. This is an integral part of Altitude International Holdings, Inc. long term developmental plan for the property,” said Breunich.

For additional details related to the Purchase Agreement please see the Company’s Reports on Form 8-K filed with the Securities and Exchange Commission on May 31, 2022 and June 20, 2022, respectively.

Altitude International Holdings, Inc. will honor all previously booked reservations from September 6, 2022 forward, for those wanting to preserve their stay at Sandpiper Bay. For information on securing bookings call +1-772-323-0625 or email: info@altdacademies.com.

About Altitude International Holdings, Inc.

Altitude International Holdings Inc. (“Altitude International”) is a multi-discipline holding company which blends income streams from performance-based education, sports, arts, science, and technology. Altitude International’s multi-discipline approach consists of wholly owned, stand-alone academies, wellness centers, and manufacturing/assembly facilities. These operations represent best-in-class high-performance methodology/protocols for training, education, and therapy environments; hypoxic training chambers, air-to-water machines, sports training and educational institutions, and wellness initiatives. Altitude International’s management team has extensive experience in hospitality and real estate development.

SafeHarborStatement

This press release contains certain “forward-looking statements,” as defined in United States Private Securities Litigation Reform Act of 1995, involving risks and uncertainties. There can be no assurance such statements will prove to be accurate, and actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological, and other factors identified in Company’s previous filings with Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise.